Exhibit 99.1

For Immediate Release

Contact: shareholder relations
     951-271-4232
                shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, California (February 12, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on March 16, 2007, to shareholders of record as of March 2, 2007.

The company, with $2.3 billion in assets, announced on January 25, 2007, its operating results for the quarter and year ended December 31, 2006. Net earnings for the quarter-ended December 2006 were $5.5 million, or $0.51 per diluted share, compared with net earnings of $4.5 million, or $0.44 per diluted share, for the quarter-ended December 2005. Net earnings for the year-ended December 2006 were $19.7 million, or $1.89 per diluted share, compared with net earnings of $18.9 million, or $1.89 per diluted share, for the same period in 2005. The total stockholders’ equity of the company totaled $142.8 million at December 31, 2006, an increase of $42.8 million, or 43% as compared to December 31, 2005.

“We continue to expand the Vineyard franchise by building relationships and creating experiences with our unique product lines and delivery channels. This expansion is a reflection of our dedicated employees, strong management team, loyal customers and continued shareholder investments,” said Norman Morales, president and chief executive officer. “The Board of Directors and management believe this dividend is a way to show appreciation to our shareholders and share the franchise value.”

The company is a $2.3 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.